UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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OraSure Technologies, Inc.

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Commencing May 4, 2015, OraSure Technologies, Inc. sent the following communication to certain stockholders:

May 4, 2015

Re:	OraSure Technologies, Inc. (“OraSure” or the “Company”)
2015 Annual Meeting of Stockholders – Supplemental Information

Dear Stockholder:

At our upcoming 2015 Annual Meeting, the Company’s stockholders will be asked to approve, by an advisory (non-binding) vote, the compensation of the Company’s named executive officers, as set forth in our 2015 Proxy Statement (the “Proxy Statement”). The Company requests that you vote FOR the proposal on executive compensation, as the Company’s Board of Directors (the “Board”) has unanimously recommended.

The proxy advisory firms of ISS Proxy Advisory Services (“ISS”) and Glass Lewis & Co. (“Glass Lewis”) have recently issued reports regarding the proposals to be considered at our Annual Meeting. The Glass Lewis report recommends a vote FOR our executive compensation. In making this recommendation, Glass Lewis recognized the substantial improvements we recently made and committed to make to our executive compensation program going forward in response to input from our stockholders. A detailed description of these changes is set forth in our Proxy Statement on pages 32-35. Glass Lewis concluded that these “robust changes” are worthy of support and warranted a positive vote recommendation.

In contrast, the ISS report recommends a vote against our executive compensation. ISS reached this conclusion even though it also recognized that the changes we made improved our executive compensation program. ISS further acknowledged that (i) we implemented an extensive stockholder outreach effort after our 2014 Annual Meeting, (ii) our total stockholder return (“TSR”) improved substantially and outperformed our peers during 2014, and (iii) both the compensation changes and stockholder outreach demonstrate an “improved degree of responsiveness” on the part of the Company. Surprisingly, despite these acknowledged improvements, ISS recommended a vote against our executive compensation.

220 East First Street, Bethlehem, PA 18015-1360

Phone: 610.882.1820 • Fax: 610.882.2275

www.orasure.com

Under these circumstances, we believe that the ISS recommendation is unreasonable because it fails to give adequate weight to the substantial improvements and commitments the Company made regarding its executive compensation program. Moreover, as described below, ISS misunderstands certain aspects of our executive compensation program that support our compensation decisions for 2014 as described in the Proxy Statement. For these reasons, the ISS recommendation should be rejected and instead our stockholders should follow the Glass Lewis recommendation by voting FOR our proposal on executive compensation.

Mr. Michels 2014 Incentive Cash Bonus

ISS asserts that Mr. Michels received a “greater-than-maximum” bonus payment for 2014, even though the “potential funding pool was not earned at maximum” under our bonus plan. ISS reaches this conclusion, in part, because Mr. Michels’ 2014 bonus of $620,000 exceeded the maximum potential payout of $609,966 disclosed in the Grants of Plan-Based Awards Table on page 53 of our Proxy Statement. ISS further criticizes our cash bonus plan by broadly asserting that final awards in 2014 were based upon the “subjective assessment of individual and Company performance.” This line of criticism reflects a misunderstanding of how our bonus plan actually operates.

As described on page 44 of our Proxy Statement, the 2014 bonus pool was funded based on the Company’s achievement of two specific and pre-determined financial objectives — consolidated net revenues and consolidated net operating loss. Under the plan, if the Company meets the Target levels for these financial objectives, the bonus pool is funded at 100% of the aggregate target bonuses for all participants in the plan. If only the Threshold levels for the financial objectives are met, the pool is funded at 50% of the aggregate target bonuses. If the Maximum performance levels are met, the pool is funded at 150% of the aggregate target bonuses of all participants.

The range of estimated possible bonus payouts set forth in our Grants of Plan-Based Awards Table is based on these same levels of bonus pool funding. Thus, Mr. Michels’ maximum potential bonus award of $609,966, as reported in that Table, assumes the Maximum thresholds for both funding objectives are met. This figure represents 150% of Mr. Michels’ annual bonus target.

While ISS correctly observes that Mr. Michels’ actual 2014 bonus of $620,000 exceeds this maximum amount, it ignores the primary reason this occurred. Specifically, as explained on page 44 of our Proxy Statement, our Board is permitted under the plan to fund the bonus pool up to 200% of the aggregate target bonuses if the Company achieves a “breakthrough” performance level and the Board determines that funding at such a level is appropriate after taking account of all circumstances.1

1 Because a “breakthrough” performance level previously has not occurred and funding at this award level is subject to a discretionary determination by the Board, the maximum payout level in the Grants of Plan-Based Awards Table does not reflect an assumed “breakthrough” performance for the objectives.

Our 2014 bonus plan also specifically defines what would constitute a breakthrough performance in 2014 for both the consolidated net revenue objective ($120 million) and the consolidated net operating loss objective ($5.0 million). In funding the plan, the Board precisely followed the funding formula by awarding a $734,000 pro rata funding for our revenues falling between the Threshold and Target performance levels for that objective and a breakthrough performance level of $2.26 million for the net operating loss objective since the Company’s consolidated net loss was less than the ($5.0) million level defined as breakthrough for this objective. While the decision to permit funding of the award above “maximum” according to the pre-established formula for “breakthrough” net operating loss performance was a discretionary decision, it clearly was not subjective, as ISS asserts, since it followed a predetermined measure set forth in our bonus plan. In fact, the only truly subjective discretionary decision made by the Board in funding the bonus pool was its decision to add an additional $44,000 (representing less than 1.5% of the total pool) in order to cover the actual performance evaluations of all managers participating in the pool.

As described in detail on page 46 of our Proxy Statement, and as acknowledged by ISS, Mr. Michels’ performance evaluation for 2014 and his incentive bonus award, as determined by the Board, were based on a number of objective and quantifiable metrics, including the 61% increase in TSR during 2014, the Company’s record $106.5 million in revenues, the 59% improvement in the Company’s 2014 bottom line performance compared to 2013, and the significant HCV co-promotion agreement negotiated with AbbVie during the year. ISS’s conclusion that Mr. Michels’ cash award was determined based primarily upon subjective assessments is, therefore, incorrect.

Mr. Michels’ 2014 Incentive Equity Awards.

ISS also criticizes the equity awards received by Mr. Michels in February 2014, based on his performance during 2013, because they equaled 225% of his base salary compared to a target of 220%. ISS believes this is inappropriate because of the decline in the Company’s TSR during 2013 and its underperformance compared to its peer group. This criticism misunderstands the basis for the Compensation Committee’s compensation decision for Mr. Michels.

For OraSure, TSR represents the change in the market price of our common stock. A top priority for the Board and our management team is to increase our stock price and deliver value to our stockholders. Our stock price can, and often does, respond to improved financial performance and achievement of significant milestones. However, it also is often negatively impacted by a variety of other factors, many of which are unrelated to the performance of the Company or its executive management team. These factors include changes in market conditions, industry developments, sales of stock by investors for tax or other reasons and other factors. ISS’s reliance on TSR as the sole measure of Company performance is unreasonable as it ignores the potential impact of these other factors on our stock price and does not reflect other important aspects of OraSure’s performance during 2013, which were the primary basis for Mr. Michels’ above-target equity award.

As described on page 42 of our Proxy Statement, we had very strong financial performance during 2013. Our consolidated net revenues of $99.0 million was a new record level for the Company, and represented a 13% increase over 2012. Our 2013 net operating loss of ($12.2 million) represented a 26% improvement over the Company’s bottom line performance from 2012. We also reported strong performance in 2013 from our molecular collections systems business (43% revenue increase), our HCV business (32% revenue increase) and our OraQuick® In-Home HIV test ($9.1 million in revenues for 2013). In the Board’s view, these significant accomplishments during 2013 were sufficient enough to warrant a modestly above target equity award for Mr. Michels despite the decline in TSR for the year. ISS does not appear to place any value on our actual corporate performance during 2013 and, for this reason alone, its criticism of Mr. Michels’ 2014 equity award should be rejected.

The Timing of Performance-Vested Equity Awards.

As a final criticism, ISS states that our decision to implement performance vesting for 50% of executive equity awards, beginning in 2016 for performance during 2015, is “questionable” in light of the negative say-on-pay votes during the past two years. The Board disagrees with this criticism and believes the timing of our decision on performance vesting equity was entirely appropriate.

Our historic practice has been to award only time-vested equity awards comprised of 60% stock options and 40% restricted stock. Since the exercise price of our stock options is set at the average of our high and low sales price of our common stock on the date of grant, our executives will receive no value unless the price of our stock appreciates from the value on the date of grant. Moreover, the size of both the stock option and restricted stock awards were determined based upon an assessment of each executive’s performance against pre-determined objectives for the prior fiscal year. Thus, even though our historic equity awards were time vested, they contained significant performance-based components.

In adopting the new structure for equity awards, which will include 50% performance-vested restricted stock, we will continue our long-standing approach to grant equity awards on the basis of performance during the prior year. In this case, the new plan has been implemented beginning with the 2015 performance year. As a result, the first performance-vested equity awards will be made in early 2016 with the value of individual awards to vary based on the executive’s performance during 2015.

As explained on page 33 of our Proxy Statement, our executives performed during 2014 with the expectation that their performance during the year would continue to influence the size of time vested awards as had been our historic practice. Consequently, the Board concluded that it would be most appropriate to maintain the historic award structure of time-vesting awards for February 2015 grants and, as noted above, make the first grant of performance vesting awards in early 2016 and based on the executive’s performance during 2015. We believe this timing is reasonable, consistent and fair to our executives.

Lastly, ISS’s apparent belief that OraSure was late in adopting performance-vesting equity awards is contrary to relevant competitive data. Approximately only one-third of the Company’s peer group has adopted performance-vesting equity awards with the remaining two thirds offering only time-vested awards. In fact, only 33% of ISS’s own peer group has adopted performance-vesting equity awards. Thus, OraSure is not late and is actually a leader within these peer groups.

Conclusion

For the reasons set forth above, and explained in further detail in our Proxy Statement, we request that our stockholders follow the recommendation of Glass Lewis and vote FOR the approval of the compensation of the Company’s named executive officers as recommended by your Board of Directors.

Sincerely,

OraSure Technologies, Inc.

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